Supplementary Agreement

This Supplementary Agreement (hereinafter, “this Agreement”) is entered into in Chongqing, China on ____________ by and between:

Party A: ____________. ID card No.: __________________.

and

Party B: Chongqing Jiafu Health Industry Co., Ltd.

Whereas: Party A is an individual proprietor (Registered No.: __________) (“Individual Proprietor”); Party A and Party B entered into an asset acquisition agreement on ___________ (hereinafter, the “Asset Acquisition Agreement”), by which Party B has acquired the target assets from the Individual Proprietor located at _______________________ (see Asset Acquisition Agreement for the definition of “target assets”).

NOW, THEREFORE, the Parties hereto have reached the following supplementary agreement to the Asset Acquisition Agreement:

Section 1         The Parties agree that, after signing of the Asset Acquisition Agreement, Party A entrusts Party B to continue with the operation of the Individual Proprietor(’s business) under the original license.  In addition, Party A shall, pursuant to the Asset Acquisition Agreement, transfer all of its controls in the target assets, economic benefits, and business and finance matters of the Individual Proprietor to Party B.

Section 2         The Parties agree that, from the date of signing to the date of termination hereof, Party A shall authorize Party B to operate the Individual Proprietor(’s business), and Party B shall have the right to make independent decisions on the Individual Proprietor’s operation, revenues and assets, and Party A shall cooperate with Party B to execute the decisions.

Section 3         After signing of this Agreement, Party A shall be entitled to no rights in the Individual Proprietor(’s business), unless otherwise agreed upon herein.

Section 4         Party B has the right to lawfully change the Individual Proprietor to a subsidiary or branch company of Party B, as needed by the businesses and at its own discretion, in which Party A will provide necessary cooperation.

Section 5         The Parties agree that, within the validity term hereof, they shall observe the following provisions:

(1)
Party B shall have the control and decision-making rights to all matters of the Individual Proprietor, including but not limited to the decision-making rights to the Individual Proprietor’s business and finance matters and control rights to the Individual Proprietor’s incomes, expenditures, employment, business development plans, etc.; and

(2)	Party B shall have the right to collect all the profits of the Individual Proprietor and bear all the risks in operating the Individual Proprietor.

Section 6         This Supplementary Agreement shall become effective upon signing.

Section 7         This Agreement shall be terminated if, and only if, the following conditions are met:

(1)	Party B lawfully changes the Individual Proprietor to a subsidiary or branch company of Party B or any other form of legal entity; or

(2)	Party B notifies Party A in writing to request the termination of this Agreement.

(NO TEXT BELOW)

(SIGNATURE PAGE)

Party A:

By:

Party B:

By:
(Authorized Representative)